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                                                                       Exhibit 5

                                                                  (202) 274-2020

December 18, 1998

The Board of Directors
First Federal Savings Bank of Siouxland
329 Pierce Street
Sioux City, Iowa 51101

                Re:    First Federal Bankshares, Inc.
                       Common Stock Par Value $.01 Per Share

Gentlemen:

         You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of First Federal Bankshares, Inc. (the "Company") Common Stock, par value $.01 per share ("Common Stock"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form S-1 ("Form S-1"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

         This Opinion has been prepared for the use of the Company in connection with its Registration Statement on Form S-1, and we hereby consent to the filing of this Opinion as an exhibit to such registration statement and to our firm being referenced under the caption "Legal Opinions."

                                Very truly yours,

                                LUSE LEHMAN GORMAN POMERENK & SCHICK
                                A PROFESSIONAL CORPORATION


                                /s/ Robert I. Lipsher
                                --------------------------
                                By: Robert I. Lipsher